Exhibit 99.1

Contact:

Christopher Keenan or Jay Carlson

Peregrine Pharmaceuticals, Inc.

(800) 987-8256

info@peregrineinc.com

peregrine pharmaceuticals reports THIRD quarter Fiscal YEAR 2012 financial results and recent developments

-- Data From Seven Ongoing Bavituximab Clinical Trials Expected Throughout 2012 --

TUSTIN, CA, March 9, 2012 - Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and infectious diseases, today announced financial results for the third quarter ended January 31, 2012 of fiscal year (FY) 2012 and provided an update on its advancing clinical pipeline and other corporate developments.

“This quarter we continued to advance our clinical programs toward a number of significant milestones with the potential to build considerable value in our bavituximab clinical programs, our Cotara clinical program and at our contract manufacturing subsidiary Avid Bioservices,” said Steven W. King, president and chief executive officer of Peregrine. “We expect the remainder of 2012 to yield a significant number of clinical data points from our Phase II trials in front and second-line non-small cell lung cancer, pancreatic cancer and preliminary results from all four investigator-sponsored trials in various cancers, including data from three of these studies that will be presented at the upcoming AACR meeting in early April. We are also continuing our discussions regarding possible registration trial designs for Cotara with the FDA and we expect FY 2012 to be a record revenue year for our Avid Bioservices business, an indicator of the success of our highly-valued customers. As such, we are increasing our revenue guidance to within the range of $14 to $16 million for the full fiscal year.”

ONCOLOGY PROGRAM HIGHLIGHTS

Bavituximab Phase II NSCLC Trials

This morning, Peregrine announced top-line overall response rate (ORR) and current median progression free survival (PFS) estimates from its phase II trial comparing bavituximab plus carboplatin and paclitaxel versus carboplatin and paclitaxel alone in patients with front-line Stage IIIb and Stage IV non-small cell lung cancer (NSCLC). Based on these reported data, the next important data points that will allow us to plan the next steps in our clinical development strategy of bavituximab for NSCLC include, but are not limited to median overall survival (“OS”) data from the front-line NSCLC study which is expected in the second half of calendar year 2012, data from our second-line NSCLC study which is expected in the first half of calendar year 2012 and data from an ongoing investigator sponsored trial (IST) evaluating bavituximab in combination with pemetrexed and carboplatin in front-line NSCLC which is expected during calendar year 2012.

Peregrine is also conducting a randomized, placebo-controlled, double-blinded trial in 121 second-line NSCLC patients evaluating bavituximab in combination with docetaxel versus placebo plus docetaxel. The trial is expected to be unblinded in the first half of 2012 to assess the trial’s primary endpoint, overall response rates, according to RECIST criteria. Secondary endpoints, including PFS and OS will be reported once these data-driven events are reached.

Bavituximab Phase II Pancreatic Cancer Trial

Patient enrollment is progressing in a randomized Phase II trial in up to 70 advanced pancreatic cancer patients evaluating bavituximab plus gemcitabine versus gemcitabine alone. Patient enrollment is expected to be completed this year and interim data reported during 2012.

Bavituximab Investigator-Sponsored Trials (IST)

Patient enrollment is continuing in four ISTs evaluating bavituximab plus standard therapies in patients with HER-2 negative advanced metastatic breast cancer, advanced NSCLC, advanced liver cancer, and castration resistant advanced prostate cancer. These trials are designed to explore bavituximab’s broad potential in additional treatment combinations and oncology indications. Peregrine is scheduled to present initial data from the breast cancer, NSCLC and liver cancer trials at the Annual Meeting of the American Association for Cancer Research (AACR) being held March 31-April 4, 2012.

Cotara® Clinical Program

Peregrine’s single-administration approach to treating recurrent glioblastoma multiforme (GBM) has shown encouraging 9.3 month median overall survival data from a Phase II trial in 41 patients. Discussions between Peregrine and the U.S. Food and Drug Administration (FDA) are ongoing with the goal of negotiating a pivotal trial which can be executed in 2 years or less in this orphan indication. Once a final protocol has been designed, Peregrine intends to seek partners both in the U.S. and internationally to support the development of Cotara for this deadly form of brain cancer.

ANTIVIRAL PROGRAM HIGHLIGHTS

Bavituximab Phase II HCV Program

In December, Peregrine announced preliminary data from a randomized Phase II trial evaluating bavituximab plus ribavirin versus pegylated interferon alpha-2A, plus ribavirin in patients infected with genotype-1 chronic hepatitis C virus (HCV). Analysis of data from the 12-week trial indicated that the combination of bavituximab and ribavirin appeared safe and well tolerated, with patients reporting fewer side effects than in the interferon-containing arm. The trial also indicated that both dose levels of bavituximab with ribavirin demonstrated antiviral activity, with a higher early viral response (EVR) rate in patients receiving the 0.3 mg/kg dosing level. While the EVR rate was greatest in the interferon-containing group by the end of the study, based on the nature of late EVR development in the bavituximab containing arms, a longer-term evaluation is needed to adequately compare the effectiveness of bavituximab versus interferon. Peregrine is seeking a partner to further advance the program.

CORPORATE

Last week, Peregrine announced that seven posters were accepted for presentation at the AACR Annual Meeting being held March 31- April 4, 2012. These posters include initial clinical data from three ISTs of bavituximab in NSCLC, liver and breast cancers, as well as preclinical work in the areas of prostate cancer and tumor imaging.

FINANCIAL RESULTS

Total revenues for the third quarter of FY 2012 were $3,281,000, compared to $2,883,000 for the same quarter of the prior fiscal year. This increase was primarily attributable to higher contract manufacturing revenue generated by Peregrine’s biomanufacturing subsidiary Avid Bioservices. Contract manufacturing revenue was $3,203,000 for the third quarter of FY 2012, compared to $1,922,000 for the same quarter of the prior fiscal year. Based on services underway and expected to complete during the remainder of FY 2012, Peregrine is revising its guidance for contract manufacturing revenue to between $14 and $16 million for FY 2012. Avid will also continue to utilize available capacity and resources as it prepares for future clinical development and potential commercialization of bavituximab and Cotara, while also seeking to grow its services from third-party clients.

Total costs and expenses in the third quarter of FY 2012 were $14,374,000, compared to $11,726,000 in the third quarter of FY 2011. The increase primarily was attributable to higher research and development expenses to advance Peregrine’s multiple randomized Phase II bavituximab clinical trials in addition to increased manufacturing costs as we prepare bavituximab and Cotara for commercial scale manufacturing. For the third quarter FY 2012, research and development expenses were $9,180,000 compared to $7,053,000 for the third quarter of FY 2011.

Peregrine's consolidated net loss was $11,093,000, or $0.13 per basic and diluted share, for the third quarter of FY 2012, compared to a net loss of $8,929,000, or $0.14 per basic and diluted share, for the same quarter of the prior year.

Peregrine reported $19,761,000 in cash and cash equivalents at January 31, 2012, compared to $18,055,000 at October 31, 2011.

More detailed financial information and analysis may be found in Peregrine's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

Conference Call

Peregrine will host a conference call and webcast today, March 9, 2012, at 4:30 PM ET (1:30 PM PT).

-- To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals call. A replay of the call will be available starting approximately two hours after the conclusion of the call through March 16, 2012 by calling (855) 859-2056, or (404) 537-3406 and using passcode 52089710.

-- To listen to the live webcast, or access the archived webcast, please visit: http://ir.peregrineinc.com/events.cfm

About Peregrine Pharmaceuticals

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and infectious diseases. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in reporting data from clinical trials, the risk that the results of the Phase II clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the company may not have or be able to raise sufficient financial resources to complete the Phase II trials, the risk that Avid's revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, and the risk that one or more existing Avid customers terminates its contract prior to completion. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2011 and quarterly report on Form 10-Q for the quarter ended January 31, 2012. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED JANUARY 31,		NINE MONTHS ENDED JANUARY 31,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$3,203,000	$1,922,000	$12,796,000	$6,532,000
Government contract revenue	-	882,000	-	3,959,000
License revenue	78,000	79,000	372,000	272,000
Total revenues	3,281,000	2,883,000	13,168,000	10,763,000

COSTS AND EXPENSES:
Cost of contract manufacturing	2,484,000	1,726,000	9,219,000	5,885,000
Research and development	9,180,000	7,053,000	26,758,000	21,464,000
Selling, general and administrative	2,710,000	2,947,000	8,371,000	8,147,000
Total costs and expenses	14,374,000	11,726,000	44,348,000	35,496,000

LOSS FROM OPERATIONS	(11,093,000)	(8,843,000)	(31,180,000)	(24,733,000)

OTHER INCOME (EXPENSE):
Interest and other income	9,000	20,000	31,000	1,034,000
Interest and other expense	(6,000)	(106,000)	(88,000)	(438,000)

NET LOSS	$(11,090,000)	$(8,929,000)	$(31,237,000)	$(24,137,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	87,149,770	64,374,282	78,443,114	58,497,756

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.13)	$(0.14)	$(0.40)	$(0.41)

PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	JANUARY 31, 2012	APRIL 30, 2011
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,761,000	$23,075,000
Trade and other receivables, net	2,078,000	1,389,000
Government contract receivables	-	93,000
Inventories, net	2,744,000	5,284,000
Prepaid expenses and other current assets, net	1,238,000	974,000
Total current assets	25,821,000	30,815,000
Property, net	2,659,000	2,209,000
Other assets	960,000	1,742,000
TOTAL ASSETS	$29,440,000	$34,766,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,940,000	$4,046,000
Accrued clinical trial and related fees	3,042,000	2,292,000
Accrued payroll and related costs	2,098,000	1,455,000
Notes payable, current portion and net of discount	-	1,321,000
Deferred revenue	2,552,000	5,617,000
Customer deposits	2,463,000	1,759,000
Other current liabilities	1,104,000	1,189,000
Total current liabilities	15,199,000	17,679,000
Deferred revenue	523,000	632,000
Other long-term liabilities	813,000	1,037,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$0.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$0.001 par value; authorized 325,000,000 shares; outstanding – 93,146,226 and 69,837,142, respectively	93,000	70,000
Additional paid-in capital	340,054,000	311,353,000
Accumulated deficit	(327,242,000)	(296,005,000)
Total stockholders’ equity	12,905,000	15,418,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,440,000	$34,766,000

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